Exhibit 99.1

Excel Trust Completes Issuance of $100 Million in Unsecured Notes

Excel Trust, Inc. (NYSE:EXL), a retail focused real estate investment trust (REIT), announced today the completion of its previously announced issuance of $100 million in private unsecured notes to Prudential Capital Group. The notes are senior unsecured obligations of the Company’s operating partnership, Excel Trust, L.P., and are fully and unconditionally guaranteed by the Company.

Of the $100 million in notes, $75 million will mature in 2020 and $25 million will mature in 2023, for a weighted average maturity of 7.8 years, and a weighted average fixed interest rate of 4.6%. The Company intends to use the net proceeds to repay borrowings under the Company’s unsecured revolving line of credit and for other general corporate and working capital purposes.

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking within the meaning of the federal securities laws. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the use of proceeds from the notes issuance, the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. All forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements apply only as of the date of this release. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE: Excel Trust, Inc.

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com